Exhibit 99.1

Key Terms of Agreement in Principle (October 3, 2019) Offering 1  Roll-up of up to 50.0% of the RBL to first out DIP facility  DIP rolls into New RBL facility at emergence DIP / Cash Collateral  Up to $475mm equity rights offering of which $463mm will be backstopped; plan TEV of $2.5bn  $325mm in the form of cash at 35.0% discount backstopped by Apollo, Elliott and other 1.5L Noteholders  Up to $150mm funded through equitizing reinstated par amount of 1.25L Notes (accrued and unpaid interest to be paid in cash) at a 25.7% discount of which $138mm is currently backstopped and committed by Apollo and Elliott  The Company may also consummate a private placement of equity up to $75mm, in cash, with the consent of and on terms acceptable to Apollo and Elliott  Cash backstop and uncommitted non-cash backstop for equity rights offering to be open to all eligible 1.5L Noteholders within 10 Business Days of Petition Date  Backstop fee of 8.0% on cash portion of equity rights offering Equity Rights  Maximum net debt at emergence of $1,600mm  Minimum liquidity at emergence of $350mm  Any lenders not agreeing to participate in the New RBL facility would have existing commitments rolled into last out piece New RBL  Existing 1.125L secured notes reinstated on current terms or such other terms as agreed to by the Company, Apollo, and Elliott 1.125L Notes  Existing 1.25L secured notes, post-equitization, reinstated on current terms or such other terms as agreed to by the Company, Apollo, and Elliott 1.25L Notes  99.0% of pre-money equity 1.5L Notes  1.0% of pre-money equity GUCs  $500,000 Existing Equity  10% with terms to be agreed concurrently with entry into Backstop Agreement Employee Incentive Plan  On the effective date of the plan, Apollo and Access may contribute their equity interests in Jeter Drillco in exchange for new common equity shares, subject to the agreement of the Company, Apollo, Access and Elliott Other